Exhibit 99.1
LHC GROUP Announces Definitive Agreement to Acquire Home Care Plus of West Virginia
Lafayette, LA July 22, 2005 — LHC Group, Inc. (NASDAQ: LHCG), one of the leading post-acute and home healthcare providers in rural markets throughout the southern US, announced today that it has executed a definitive agreement to acquire the stock of Home Care Plus of Lewisburg, West Virginia, a privately held provider of home healthcare services in the that state.
LHC Group will pay $4.5 million in cash for Home Care Plus, which had fiscal-year ending December 31, 2004 revenues of $5.3 million. Completion of the sale is subject to regulatory clearance and satisfaction of customary closing conditions. The acquisition, which has received approval from both LHC Group and Home Care Plus’ respective Boards of Directors, is expected to close in the third quarter of fiscal year 2005. Home Care Plus’ operations will be operated consistent with LHC Group’s operating model and its founding managers will stay on to continue growing the business in conjunction with LHC Group’s long-term strategy.
Keith Myers, president and CEO of LHC Group, said, “We are very pleased about the pending acquisition of Home Care Plus. We believe that its strong management team, broad service offerings and strong local market position fit LHC Group, and there is also a shared philosophy that will ensure a successful integration into the LHC Group family. Home Care Plus is a company that has built its business one patient at a time, which is the LHC Group philosophy as well.”
He added, “Home Care Plus is also an attractive acquisition because of its solid financial performance, thanks in large part to the diligent, day-to-day control by management and a low caregiver turnover. Also, the company has an attractive payor mix, with 78% of revenues coming from Medicare and less than 10% from Medicaid. It offers us a foothold in West Virginia, as well as the ability to expand into other nearby areas. Pamela Wiggelsworth, founder of Home Care Plus, will remain with the company and will continue her operational responsibilities, as well as being responsible for increasing our presence in the region.”
Pamela Wigglesworth, founder of Home Care Plus said, “We are very happy to become part of the LHC Group family, which is committed to the quality and continuity of care for the residents of the communities that we serve. We also are enthused about joining LHC Group at an important time in its growth. This opportunity will allow us greater resources for those we serve and to expand into places we currently don’t operate. Our employees, who are the valuable asset in this business, will have greater career opportunities and a new vision. We believe this is an excellent opportunity for our employees and patients alike.”
Myers concluded, “This acquisition is part of our two-pronged strategy for growth. We fully intend to pursue organic growth in our existing operations, but we also welcome the opportunity to acquire a platform for growth like we will be doing in the Home Care Plus acquisition. We will continue to pursue similar opportunities in certain markets, and we are excited that Pam and her team will quickly become an effective, integral part of the LHC Group’s expansion plan.”
About LHC Group, Inc.
LHC Group is a provider of post-acute healthcare services primarily in rural markets in the southern United States. LHC Group provides home-based services through its home nursing agencies and hospices and facility-based services through its long-term acute care hospitals and rehabilitation facilities.
About Home Care Plus
Privately held Home Care Plus operates four satellite offices in addition to its Lewisburg headquarters in Alderson, Rupert and White Sulphur Springs, in West Virginia’s Greenbriar county, and Pickaway in Monroe county, West Virginia.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the consummation and the successful integration of the proposed acquisition, the timing of projects due to the variability in size, scope and duration of projects, estimates made by management with respect to the Company’s financial results, critical accounting policies, regulatory delays, clinical study results which lead to reductions or cancellations of projects, and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance.
Contact:
Porter, LeVay & Rose, Inc.
Investor Relations:
Michael Porter, 212-564-4700
Fax: 212-244-3075
www.plrinvest.com
or
LHC Group, Inc.
R. Barr Brown, 337-233-1307
Source: LHC Group, Inc.